Exhibit 99.1

Contact: Larry Hueth, President and Chief Executive Officer Regina Wood, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

FIRST NORTHWEST BANCORP
REPORTS RESULTS OF OPERATIONS FOR THE THIRD FISCAL QUARTER OF 2015

PORT ANGELES, WA (May 4, 2015) - First Northwest Bancorp (NASDAQ - FNWB) (“Company”), the holding company for First Federal Savings and Loan Association of Port Angeles (“Bank”), announced its operating results for the third quarter ended March 31, 2015. On January 29, 2015, the Company completed its stock offering in connection with the Bank's conversion from the mutual to stock form of organization. Accordingly, the results prior to that time relate solely to the operations of the Bank. In connection with the conversion, and as contemplated by our Plan of Conversion, the Bank established and funded the First Federal Community Foundation ("Foundation") contributing $400,000 in cash and $9.3 million in stock for a total pre-tax contribution of $9.7 million. As a result of this contribution, the Company reported a net loss of $7.6 million, or $(0.58) per share, for the quarter ended March 31, 2015, and a net loss of $5.8 million, or $(0.45) per share, for the nine months ended March 31, 2015. The contribution to the Foundation, on a net tax basis of $8.3 million, contributed $(0.64) to the net loss per share for the quarter and nine months ended March 31, 2015.

Net income, excluding the net of tax $8.3 million contribution expense associated with the donation to the Foundation, for the quarter ended March 31, 2015, was $731,000, a 59.3% increase over the same period last year of $459,000, and for the nine months ended March 31, 2015, was $2.5 million, a 23.3% increase over net income of $2.0 million for the same period last year. The reconciliation of net income eliminating the non-recurring charitable contribution associated with our conversion and stock offering, which the Company believes facilitates an assessment of its banking operations and peer comparability, is included at the end of this release.

Commenting on the quarter, Larry Hueth, President and Chief Executive Officer of the Company, said, “We are pleased to report our first quarterly results as a public company. We are delighted with the success of our oversubscribed stock offering which raised $121.7 million of gross proceeds from our depositors. I am also pleased we had the opportunity to create the Foundation. We are pleased with the improvement in earnings, before the contribution to the Foundation, for the quarter and nine months ended March 31, 2015, as compared to the comparable periods in the prior year. With the completion of the offering, management will focus on maintaining exemplary customer service, growing our portfolio of loans, improving asset and credit quality, and investing in our future, consistent with our business plan, while seeking to improve our net interest margin and return on equity."

Balance Sheet Review

During the quarter ended March 31, 2015, total assets increased $12.6 million, or 1.4%, from $924.2 million at December 31, 2014, and for the nine months then ended increased $141.5 million, or 17.8%, from $795.3 million at June 30, 2014, to $936.8 million at March 31, 2015. During the quarter ended March 31, 2015, investment securities increased $111.4 million, or 46.0%, and during the nine months increased $121.3 million, or 52.2%, to $353.5 million at March 31, 2015. Interest-bearing deposits in banks decreased $95.9 million, or 75.3%, during the quarter from $127.4 million at December 31, 2014, and increased $26.8 million, or 566.4%, from $4.7 million at June 30, 2014 to $31.5 million at March 31, 2015. The increase in investment securities and decrease in interest bearing deposits during the quarter were primarily the result of the closing of our initial stock offering, resulting in net proceeds of approximately $117.6 million, which were initially deployed into investment securities and interest bearing deposits in banks. Net loans, excluding loans held for sale, remained virtually unchanged, decreasing $358,000 during the quarter from $493.5 million at December 31, 2014, or 0.1%, and decreased $3.0 million, or 0.6%, from $496.2 million at June 30, 2014, to $493.2 million at March 31, 2015.

Loans receivable consisted of the following at the dates indicated:

	March 31, 2015	December 31, 2014	June 30, 2014
	(In thousands)
Real Estate:
One to four family	$260,268	$247,695	$242,523
Multi-family	37,044	37,253	45,100
Commercial real estate	128,249	131,839	128,028
Construction and land	13,931	19,588	20,497
Total real estate loans	439,492	436,375	436,148

Consumer:
Home equity	36,905	38,440	40,064
Other consumer	8,602	9,212	10,697
Total consumer loans	45,507	47,652	50,761

Commercial business loans	14,608	16,299	17,532

Total loans	499,607	500,326	504,441
Less:
Net deferred loan fees	809	900	862
Premium on purchased loans, net	(2,146)	(1,776)	(1,290)
Loans held for sale	342	—	613
Allowance for loan losses	7,424	7,666	8,072
Total loans receivable, net	$493,178	$493,536	$496,184

During the nine months ended March 31, 2015, the Company originated $72.8 million of loans, of which $54.6 million, or 75.0%, were originated in the North Olympic Peninsula, $16.0 million, or 22.0%, in the Puget Sound region of Washington, and $2.2 million, or 3.0%, in other areas in Washington. In addition to loans originated during the nine months ended March 31, 2015, the Company purchased a $10.2 million and $15.4 million pool of one- to four-family residential loans located in the Puget Sound region of Washington.

During the three and nine months ended March 31, 2015, the securities portfolio increased $111.4 million and $121.3 million, respectively, to $353.5 million at March 31, 2015. Mortgage-backed securities represented the largest portion of the investment portfolio and were $229.3 million at March 31, 2015, an increase during the quarter then ended of $74.0 million, or 47.7%, from $155.3 million at December 31, 2014, and an increase during the nine months then ended of $60.6 million, or 35.9%, from $168.7 million at June 30, 2014. Other investment securities, including municipal bonds, were $124.2 million at March 31, 2015, an increase of $37.4 million, or 43.0%, from $86.9 million at December 31, 2014, and during the nine months then ended increased $60.7 million, or 95.6%, from $63.5 million at June 30, 2014.

 During the quarter ended March 31, 2015, total liabilities decreased $96.0 million, or 11.4%, from $841.1 million at December 31, 2014, and during the nine months then ended, increased $30.8 million, or 4.3%, from $714.3 million at June 30, 2014 to $745.1 million at March 31, 2015. The increase during the nine months ended March 31, 2015 was primarily the result of deposit account balances increasing $44.3 million, or 7.4%, to $644.7 million at March 31, 2015, from $600.4 million at June 30, 2014. Customer deposits increased at December 31, 2014 due to subscription funds received in connection with our stock offering, and then decreased the following quarter ended March 31, 2015 upon completion of the stock offering. Transaction and savings account deposits decreased $103.3 million during the quarter ended March 31, 2015 from $601.5 million at December 31, 2014, and during the nine months then ended increased $31.5 million, or 6.7%, from $466.7 million at June 30, 2014 to $498.2 million at March 31, 2015. During the quarter, certificates of deposit increased $7.1 million, or 5.1%, from $139.4 million at December 31, 2014, and during the nine months then ended increased $12.8 million, or 9.6%, from $133.7 million at June 30, 2014, to $146.5 million at March 31, 2015. Increases in deposits were primarily the result of targeted promotional efforts on money market and certificates of deposit in new and existing market areas.

Borrowings, consisting primarily of long term advances from the Federal Home Loan Bank, remained the same compared to the prior quarter and decreased $15.1 million, or 14.4%, from $105.1 million at June 30, 2014 to $90.0 million at March 31, 2015, as Federal Home Loan Bank cash management advances were repaid.

Total equity increased $108.6 million, or 130.9%, during the quarter ended March 31, 2015 from $83.0 million at December 31, 2014 and total equity increased $110.7 million, or 136.6%, during the nine months then ended from $81.0 million at June 30, 2014 to $191.6 million at March 31, 2015. The increase during the quarter and nine months ended was the result of an increase to capital from the stock offering of $126.9 million, partially offset by the net loss in each period and $11.0 million used to purchase shares of the Company's common stock in the open market to fund the ESOP established by the Company in connection with the conversion.

Capital Ratios and Credit Quality

As of March 31, 2015, the Bank exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital, Common Equity Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios of 14.03%, 22.90%, 22.90%, and 24.15%, respectively. Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios were 9.98%, 18.77%, and 20.03%, respectively, at December 31, 2014 and 9.92%, 18.32%, and 19.58%, respectively, at June 30, 2014.

During the quarter ended March 31, 2015, nonperforming loans increased $363,000, or 8.8%, to $4.5 million at March 31, 2015 from $4.1 million at December 31, 2014, however decreased $1.5 million, or 25.0%, during the nine months then ended from $6.0 million at June 30, 2014. During the quarter, nonperforming commercial real estate loans and construction and land loans decreased $19,000 and $7,000, respectively, while one- to four-family, commercial business, home equity, and consumer loans increased $154,000, $181,000, $26,000, $28,000, respectively. During the nine months ended March 31, 2015, nonperforming commercial real estate loans decreased $1.7 million, and nonperforming home equity loans decreased $118,000, partially offset by increases of $181,000 in commercial business loans, $104,000 in construction and land loans, and $58,000 in consumer loans. Nonperforming loans to total loans increased slightly during the quarter from 0.8% at December 31, 2014 and decreased from 1.2% at June 30, 2014 to 0.9% at March 31, 2015. During the quarter, real estate owned and repossessed assets decreased $191,000, or 9.4%, from $2.0 million at December 31, 2014, and increased $1.0 million, or 126.5%, from $810,000 at June 30, 2014, to $1.8 million at March 31, 2015. The transfer of a $1.4 million nonperforming commercial real estate loan secured by a commercial real estate property located in Spokane Valley, Washington to real estate owned ("REO") during the nine months ended March 31, 2015 was the reason for the decrease in nonperforming commercial real estate loans and the increase in REO at March 31, 2015. Classified loans decreased $914,000, or 8.4%, from $10.9 million at December 31, 2014, and decreased $3.9 million, or 28.1%, from $13.9 million at June 30, 2014 to $10.0 million at March 31, 2015. Our allowance for loan losses was $7.4 million, $7.7 million, and $8.1 million, or 1.5%, 1.5% and 1.6% of total loans receivable, at March 31, 2015, December 31, 2014, and June 30, 2014, respectively. The allowance for loan losses as a percentage of nonperforming loans increased 11.0%, from 185.6% at December 31, 2014, and increased 22.1%, from 135.3% at June 30, 2014 to 165.2% at March 31, 2015.

Operating Results

Net interest income increased $147,000 to $5.7 million for the three months ended March 31, 2015, from $5.6 million for the three months ended March 31, 2014. Net interest income increased $763,000 to $16.9 million for the nine months ended March 31, 2015, from $16.1 million for the nine months ended March 31, 2014. Total interest income increased $137,000, or 2.0%, to $6.9 million for the three months ended March 31, 2015 from $6.8 million for the three months ended March 31, 2014 and increased $533,000, or 2.7%, to $20.2 million for the nine months ended March 31, 2015 from $19.7 million for the comparable period in 2014. The increase in interest income was primarily related to a $206,000, or 18.1%, and a $487,000, or 16.0%, increase in interest earned on investment and mortgage-backed securities for the three and nine month periods ended March 31, 2015, respectively, compared to the comparable periods of the prior year. The proceeds received from our stock offering in January 2015 were invested in investment and mortgage-backed securities during the three months ended March 31, 2015, resulting in higher average outstanding balances. The increase in interest income during the quarter was partially offset by a $123,000, or 2.2%, decline in interest earned on loans during the quarter ended March 31, 2015 compared to the same period the prior year.

Total interest expense remained virtually unchanged at $1.2 million for the three months ended March 31, 2015 and March 31, 2014, and decreased $230,000, or 6.4%, to $3.4 million for the nine months ended March 31, 2015, compared to $3.6 million for the nine months ended March 31, 2014. Interest expense on deposits increased due to higher average deposit balances during the three and nine months ended March 31, 2015, compared to the same periods the prior year, offset by a decrease in interest expense on borrowings during the current periods compared to the same periods the prior year. Interest expense on borrowings decreased due to lower outstanding balances of, and a decline in the average rate paid on, borrowings during the current periods compared to the comparable prior year periods.

The net interest margin decreased 42 basis point to 2.54% for the three months ended March 31, 2015, from 2.96% for the same period in 2014. Net interest margin declined for the quarter compared to last year due primarily to cash received in connection with the stock offering that was initially invested at nominal interest rates and subsequently deployed into investment securities at lower average yields compared to the loan portfolio. Net interest margin decreased nine basis points to 2.77% for the nine months ended March 31, 2015, from 2.86% for the same period in 2014, primarily due to a 26 basis point decline in average yield on the loan portfolio.

There was no provision for loan losses during the three months ended March 31, 2015, compared to provisions for loan losses of $367,000 for the three months ended March 31, 2014. There was no provision for loan losses during the nine months ended March 31, 2015, compared to $799,000 for the nine months ended March 31, 2014. The decline in the provision for loan losses reflects improving asset quality as evidenced by the decline in classified loans.

Noninterest income increased $133,000 from $1.2 million for the three months ended March 31, 2014 to $1.3 million for the three months ended March 31, 2015, primarily due to an increase in mortgage servicing fees, net of amortization, of $56,000 and an increase in other income items of $65,000. Noninterest income decreased $47,000 from $3.5 million for the nine months ended March 31, 2014 to $3.4 million for the nine months ended March 31, 2015. This decrease was due primarily to a decrease in loan and deposit service fees of $113,000 and the gain on sale of loans of $200,000, partially offset by increases to mortgage servicing fees, net of amortization, of $114,000 and other income of $81,000 during the nine months ended March 31, 2015, compared to the same period in 2014.

Noninterest expense increased $9.9 million, or 170.6%, to $15.8 million for the three months ended March 31, 2015, compared to $5.8 million for the same period in 2014. Noninterest expense increased $10.6 million, or 65.6%, to $26.7 million for the nine months ended March 31, 2015, compared to $16.1 million for the nine months ended March 31, 2014. The increase in noninterest expense was primarily the result of the establishment of the Foundation in connection with the conversion, which was funded by contributions of $400,000 in cash and $9.3 million in stock for a total contribution of $9.7 million. We have also experienced increases in compensation and benefits for the three and nine months ended March 31, 2015, of $268,000 and $1.0 million, respectively, compared to the same periods in 2014, as additional staffing has been added in connection with our new branch in Kitsap County, and increased staffing in the credit administration, production and other support areas to manage our growth and improve approval times for loans. Compensation and benefits increases were also a result of certain market rate and merit increase adjustments for employees and management during the nine months ended March 31, 2015, as well as additional expenses related to the ESOP during the third fiscal quarter compared to those same periods in 2014. Expenses related to real estate owned and repossessed assets declined $71,000 as the number of properties held by the bank continues to decline.

About the Company

On January 29, 2015, First Northwest Bancorp became the holding company for First Federal Savings and Loan Association of Port Angeles in connection with the completion of the Bank’s conversion from the mutual to the stock form of organization and the Company’s related public stock offering. In the offering, the Company sold 12,167,000 shares of common stock at a price of $10 per share and received net offering proceeds of approximately $117.6 million. Following the offering and the contribution to the Foundation the Company has 13,100,360 shares of common stock outstanding. From the proceeds, the Company made a capital contribution of approximately $58.4 million to the Bank. The Company’s stock is traded on the NASDAQ under the ticker symbol “FNWB.”

First Federal is a Washington-chartered, community-based savings bank primarily serving the North Olympic Peninsula (Clallam and Jefferson counties) region of Washington through nine full-service banking offices, eight of which are located within Clallam and Jefferson counties, Washington, and one that is located in Kitsap County. First Federal also has one loan production office located in Bellingham, Washington.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks (“Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; and other factors described in the Company’s Registration Statement on Form S-1 (SEC Registration No. 33-185101) and Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2015 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands) (Unaudited)

ASSETS	March 31, 2015	December 31, 2014	June 30, 2014

Cash and due from banks	$10,544	$11,867	$14,228
Interest-bearing deposits in banks	31,523	127,416	4,732
Investment securities available for sale, at fair value	290,372	192,303	178,972
Investment securities held to maturity, at amortized cost	63,173	49,854	53,244
Loans held for sale	342	—	613
Loans receivable (net of allowance for loan losses of $7,424 and $8,072)	493,178	493,536	496,184
Federal Home Loan Bank (FHLB) stock, at cost	9,737	9,843	10,047
Accrued interest receivable	2,589	2,218	2,272
Premises and equipment, net	12,114	12,073	12,287
Mortgage servicing rights, net	1,170	1,139	1,266
Bank-owned life insurance, net	18,129	18,089	18,066
Real estate owned and repossessed assets	1,835	2,026	810
Prepaid expenses and other assets	2,063	3,787	2,571

Total assets	$936,769	$924,151	$795,292

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits	$644,664	$740,824	$600,399
Borrowings	90,033	90,033	105,133
Deferred tax liability, net	—	1,256	1,110
Accrued interest payable	261	264	262
Accrued expenses and other liabilities	8,724	7,955	6,355
Advances from borrowers for taxes and insurance	1,440	810	1,038

Total liabilities	745,122	841,142	714,297

Stockholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 13,100,360 at March 31, 2015, and none at June 30, 2014	131	—	—
Additional paid-in capital	126,817	—	—
Retained earnings	73,815	81,394	79,663
Accumulated other comprehensive income, net of tax	1,852	1,615	1,332
Unearned employee stock ownership plan (ESOP) shares	(10,968)	—	—

Total stockholders' equity	191,647	83,009	80,995

Total liabilities and stockholders' equity	$936,769	$924,151	$795,292

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS
(Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2015	2014	2015	2014
INTEREST INCOME
Interest and fees on loans receivable	$5,481	$5,604	$16,616	$16,622
Interest on mortgage-backed and related securities	836	848	2,369	2,192
Interest on investment securities	509	291	1,156	846
Interest-bearing deposits and other	62	8	89	37
FHLB dividends	3	3	8	8
Total interest income	6,891	6,754	20,238	19,705

INTEREST EXPENSE
Deposits	443	380	1,196	1,169
Borrowings	719	792	2,189	2,446
Total interest expense	1,162	1,172	3,385	3,615

Net interest income	5,729	5,582	16,853	16,090

PROVISION FOR LOAN LOSSES	—	367	—	799

Net interest income after provision for loan losses	5,729	5,215	16,853	15,291

NONINTEREST INCOME
Loan and deposit service fees	843	842	2,502	2,615
Mortgage servicing fees, net of amortization	93	37	226	112
Net gain on sale of loans	198	182	336	536
Net gain (loss) on sale of investment securities	—	6	—	(62)
Increase in cash surrender value of bank-owned life insurance	40	39	63	54
Other income	119	54	287	206
Total noninterest income	1,293	1,160	3,414	3,461

NONINTEREST EXPENSE
Compensation and benefits	3,396	3,128	9,485	8,482
Real estate owned and repossessed assets expenses, net	97	168	35	330
Data processing	626	585	1,858	1,617
Occupancy and equipment	721	737	2,283	2,184
Supplies, postage, and telephone	168	154	499	522
Regulatory assessments and state taxes	84	85	247	294
Advertising	99	158	314	332
Charitable contributions	9,777	43	9,834	145
Professional fees	265	221	562	601
FDIC insurance premium	138	140	405	421
Other	390	405	1,198	1,208
Total noninterest expense	15,761	5,824	26,720	16,136

INCOME BEFORE PROVISION (BENEFIT) FOR
INCOME TAXES	(8,739)	551	(6,453)	2,616

PROVISION (BENEFIT) FOR INCOME TAXES	(1,160)	92	(605)	620

NET (LOSS) INCOME	$(7,579)	$459	$(5,848)	$1,996

Basic and diluted loss per share	$(0.58)	$—	$(0.45)	$—

	As of or For the Quarter Ended (unaudited)
	March 31, 2015	December 31, 2014	September 30, 2014

Selected Financial Ratios and Other Data:
Performance ratios: (1)
Return on average assets	(3.1)%	0.43%	0.43%
Return on average equity	(18.03)	4.13	4.14
Average interest rate spread	2.39	2.76	2.82
Net interest margin (2)	2.54	2.87	2.94
Efficiency ratio (3)	218.8	82.7	82.8
Average interest-earning assets to average interest-bearing liabilities	130.6	119.9	120.4

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.7%	0.7%	0.8%
Nonperforming loans to total gross loans (5)	0.9	0.8	1.2
Allowance for loan losses to nonperforming loans (5)	165.2	185.6	136.7
Allowance for loan losses to gross loans receivable	1.5	1.5	1.6
Net charge-offs to average outstanding loans	0.1	0.1	--

Capital ratios:
Equity to total assets at end of period	20.4%	9.0%	10.4%
Average equity to average assets	17.2	10.3	10.4

________________

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense, including the Company's contribution to the Foundation, as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), foreclosed real estate and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. The Company believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this document are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.

The following table provides the reconciliation of net (loss) income (GAAP) to net (loss) income before expenses related to the estimated tax benefit of the charitable donation to the Foundation (non-GAAP), and basic loss per share (GAAP) to basic net income per share before expenses related to estimated tax benefit of the charitable donation to the Foundation (non-GAAP) for the periods presented:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(Dollars in thousands, except per share data) (Unaudited)	2015	2014	2015	2014

Net (loss) income (GAAP)	$(7,579)	$459	$(5,848)	$1,996
Adjustment:
Foundation expense (1)	8,310	—	8,310	—

Net income (non-GAAP)	$731	$459	$2,462	$1,996

Basic (loss) income per share:
Basic loss per share (GAAP)	$(0.58)	na	$(0.45)	na
Basic income per share (non-GAAP)	$0.06	na	$0.19	na

(1) Income tax effect of pro-forma operating earnings adjustments calculated based on a 34% federal income tax rate.
na = not applicable as no shares were issued during these periods